EXHIBIT 21. SUBSIDIARIES OF REGISTRANT

The registrant owns 100% of the capital stock of the following subsidiaries:

Connective Strategies, Inc. (A Delaware Corporation)

GRETACODER Data Systems AG (A Switzerland Corporation)

SafeNet/Trusted Services Corporation (A Delaware Corporation)

SafeNet Secure Solutions, Inc. (A Delaware Corporation)

Pijnenburg Securealink, Inc. (A Delaware Corporation)

SafeNet B.V. (A Company organized under the laws of The Netherlands)

Pijnenburg Securealink USA, Inc. (A California Corporation)